Exhibit 4.23

THE SYMBOL “[ ]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Debt Assignment and Offset Agreement

This Debt Assignment and Offset Agreement (the “Agreement”) is entered into on January 16, 2023 by and among Wang Meiqi (PRC Identification number: [ ], the “Transferor”), Shenzhen Qianhai Daizheng Music Culture Co., Ltd. (Unified Social Credit Code: 91440300MA5GDLLP7X, the “Transferee”), and Tencent Music (Beijing) Co., Ltd. (former name “Ocean Interaction (Beijing) Information Technology Co., Ltd.” before its name change on December 2, 2016, the “WFOE”).

Whereas, Wang Meiqi and the Transferee entered into a share transfer agreement on January 16, 2023, (the “Share Transfer Agreement”), pursuant to which the Transferor should transfer 0.1168% equity interest held by her of Guangzhou Kugou Computer Technology Co., Ltd. (the “VIE Company”) (the “Target Equity”, which equals to RMB 6,792,571 of the registered capital of the VIE Company) to the Transferee. According to the Share Transfer Agreement, the consideration of the Target Equity is RMB 64,400,000 (the “Transfer Price”).

Whereas, Xie Guomin, Chen Xiaotao and the WFOE entered into a Loan Agreement on April 21, 2014 (the “Loan Agreement”), pursuant to which the WFOE collectively lent RMB 64,400,000 (the “Loan”) to Xie Guomin. Chen Xiaotao, Qiu Zhongwei and the WFOE entered into a debt assignment and offset agreement on April 11, 2017, pursuant to which Qiu Zhongwei inherited all rights and obligations of Chen Xiaotao under the Loan Agreement. Wang Meiqi, Xie Guomin and the WFOE entered into a Debt Assignment and Offset Agreement on May 11, 2020, pursuant to which Wang Meiqi inherited all rights and obligations of Xie Guomin under the Loan Agreement.

In view of above, the parties agree as follows:

1.
The Transferor agrees to transfer her obligation to pay the Loan (including relevant interests) to the Transferee and the Transferee agrees to inherit the obligation to pay the Loan (including relevant interests). As the consideration that the Transferee agrees to inherit the obligation to pay the Loan (including relevant interests), the portion of the Transfer Price equal to the Loan (including relevant interests) that the Transferee shall pay to the Transferor, shall be deemed paid. When this Agreement comes into effect, the Transferee shall replace the Transferor and become the borrower under the Loan Agreement and the Transferee shall pay the Loan (including relevant interests) pursuant to the Loan Agreement and fulfill other obligations thereunder.

2.
The WFOE, as the creditor of the Loan, agrees the assignment of the debt under Article 1 hereof.

3.
This agreement shall come into force automatically upon the effective date of the Share Transfer Agreement.

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The Signature Page of the Debt Assignment and Offset Agreement

I have executed the execution page of the Debt Assignment and Offset Agreement dated January 16, 2023 in three (3) counterparts.

Transferor: Wang Meiqi
Signed: /s/ Wang Meiqi

The Signature Page of the Debt Assignment and Offset Agreement

We have executed the execution page of the Debt Assignment and Offset Agreement dated January 16, 2023 in three (3) counterparts.

Transferee: Shenzhen Qianhai Daizheng Music Culture Co., Ltd. (Seal)
Signed: /s/ Seal of Shenzhen Qianhai Daizheng Music Culture Co., Ltd.

The Signature Page of the Debt Assignment and Offset Agreement

We have executed the execution page of the Debt Assignment and Offset Agreement dated January 16, 2023 in three (3) counterparts.

Tencent Music (Beijing) Co., Ltd. (Seal)
Signed: /s/ Seal of Tencent Music (Beijing) Co., Ltd.